Exhibit 99.1

From:	Rakesh Sachdev, Vice President	For questions, contact:
	Chief Financial Officer	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ: SIAL) ANNOUNCES APPOINTMENT OF

MICHAEL KANAN AS VICE PRESIDENT AND CORPORATE CONTROLLER

ST. LOUIS, MO, April 10, 2009 — Sigma-Aldrich is pleased to announce the appointment of Michael Kanan as Vice President and Corporate Controller effective April 13, 2009. Kanan (age 46) succeeds Karen Miller who was recently promoted to Vice President-Strategy & Corporate Development. He will report to Rakesh Sachdev, Vice President and Chief Financial Officer (CFO).

Kanan brings two decades of financial experience in assignments of increasing responsibility with him to Sigma-Aldrich. His most recent position at ArvinMeritor, a $7 billion Fortune 500 global manufacturer of commercial and light vehicle systems, was Vice President Finance-Light Vehicle Systems since 2006. His prior experience at ArvinMeritor includes five years as Vice President and Assistant Corporate Controller. Kanan also spent five years with Hutchinson Group N. America, a subsidiary of Total SA, after beginning his career in with Deloitte & Touche in the mid 1980s.

He holds a Bachelor of Arts degree in Accounting from Michigan State University and became a CPA in 1987. Mike, his wife Sharon, and their two children will be relocating to St. Louis where he will be based at Sigma-Aldrich’s corporate headquarters.

Vice President and Chief Financial Officer Rakesh Sachdev commented, “We are excited to welcome Mike to Sigma-Aldrich. His experience in leading a global finance operation can only further enhance our own leadership position in our industry. Mike has established an impressive track record of success, demonstrating strong leadership, innovative thinking and operational excellence. I’m excited to work closely with him as we execute our strategy for driving growth across our businesses and further building shareholder value.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its chemical and biochemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development and as key components in pharmaceutical, diagnostic and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 38 countries and has 7,900 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com.